Exhibit 24

Powers of Attorney

Each of the undersigned, in the capacity or capacities set forth below his or her signature as a member of the Board of Directors and/or an officer of SLB Limited, a Curaçao company, hereby appoints Howard Guild and Dianne B. Ralston, or either of them, the attorney or attorneys of the undersigned, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to execute and file with the Securities and Exchange Commission the Annual Report on Form 10-K under the Securities Exchange Act of 1934 (the “Exchange Act”) for the fiscal year ended December 31, 2025, and any amendment or amendments to any such Annual Report on Form 10-K, and any agreements, consents or waivers related thereto, and to take any and all such other action for and in the name and place and stead of the undersigned as may be necessary or desirable in order to comply with the Exchange Act or the rules and regulations thereunder.

/s/ Peter Coleman	/s/ Samuel Leupold
Peter Coleman Director	Samuel Leupold Director
/s/ Patrick de La Chevardière	/s/ Maria Moræus Hanssen
Patrick de La Chevardière Director	Maria Moræus Hanssen Director
/s/ Miguel M. Galuccio	/s/ Vanitha Narayanan
Miguel M. Galuccio Director	Vanitha Narayanan Director
/s/ James Hackett	/s/ Jeff W. Sheets
James Hackett Chairman of the Board	Jeff W. Sheets Director
/s/ Olivier Le Peuch
Olivier Le Peuch Chief Executive Officer and Director

Date: January 22, 2026